Exhibit 10.2

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, New York 10179

February 10, 2025

Columbus McKinnon Corporation

13320 Ballantyne Corporate Place, Suite D

Charlotte, NC 28277

Attention: Greg Rustowicz, Executive Vice President Finance & CFO

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”, the “Commitment Party”, “us” or “we”) that Columbus McKinnon Corporation, a New York corporation (“you” or the “Company”) intends to acquire, directly or indirectly through a wholly-owned subsidiary, all of the outstanding capital stock of the company you have identified to us as “Keystone” (the “Target”) and consummate the other transactions described on Exhibit A hereto (the “Transactions”). Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, JPMorgan is pleased to advise you of its commitment to provide, and hereby commits to provide, 100% of the aggregate amount of the Facilities, upon the terms and conditions set forth in this letter and Exhibits B, C and D hereto (collectively, the “Term Sheets”).

2.	Titles and Roles

It is agreed that:

(a) (i) JPMorgan will act as sole lead arranger and sole bookrunner for the Facilities and (subject to the Alternate Transaction Fee section of the Arranger Fee Letter) any other credit facilities the proceeds of which are used to finance the transactions on terms to be agreed (acting in such capacities, the “Lead Arranger”); provided that the Company agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC (“JPMS”) and (ii) JPMorgan (and as applicable, any of JPMorgan’s designated affiliates) will act as sole administrative agent for the Facilities; and

(b) JPMorgan will have “left side” designation and will appear on the top left in any marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibility customarily associated with such “top left” placement.

Notwithstanding the foregoing, you may, on or prior to the date which is twenty (20) business days after the date of this Commitment Letter, appoint additional joint lead arrangers and joint bookrunners and additional agents, co-agents or managers (any such joint lead arranger, joint bookrunner, agent, co-agent or manager, an “Additional Agent”) or confer other titles (other than administrative agent or collateral agent) in respect of any Facility in a manner determined by you and the Lead Arranger, and with such Additional Agents having aggregate economics not in excess of 65% of the economics of the Facilities (it being understood that, (x) each such Additional Agent (or its affiliate) (each, an “Additional Commitment Party”)

shall assume a proportion of the commitments with respect to the Facilities that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) and such commitments shall be pro rata across the Facilities, (y) to the extent you appoint Additional Agents or confer other titles in respect of the Facilities, the economics allocated to, and the commitment amounts of, the relevant initial lenders in respect of such Facilities will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation acceptable to you and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” and/or “Lead Arranger”, as applicable, under this Commitment Letter and under the Arranger Fee Letter delivered in connection herewith and (z) (i) in no event shall the Commitment Party party to this Commitment Letter as of the date hereof (the “Initial Commitment Party”), be entitled to less than 35% of the aggregate economics of the Facilities (exclusive of the fees set forth in the Administrative Agent Fee Letter) and (ii) no Additional Commitment Party shall receive greater economics than the Initial Commitment Party.

3.	Syndication

We intend to syndicate all or a portion of the Facilities to a group of lenders identified by us in consultation with you (together with the Commitment Parties, the “Lenders”); provided that, in any event, the Lead Arranger agrees not to syndicate any of the commitments with respect to the Facilities to (i) any financial institutions or other persons designated in writing by you to us on or prior to the execution of this Commitment Letter (or affiliates of the foregoing that are either identified by you to the Lead Arranger in writing, known to be an affiliate or readily identifiable on the basis of their name, other than any affiliate that is a bona fide diversified debt fund with respect to which the originally designated Disqualified Lender (as defined below) does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) or (ii) any competitors of you or your subsidiaries or the Target or its subsidiaries (or affiliates of such competitors) (collectively, “Disqualified Lenders”); provided that any update to the list of Disqualified Lenders shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facilities with respect to such previously acquired assignment or participation interest; provided that, on or after the Closing Date, the Company may designate additional entities with the consent of the applicable Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed). The Commitment Party intends to commence syndication efforts promptly, and you agree actively to assist (and to use your commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the Purchase Agreement, to cause the Target to actively assist) the Commitment Party in completing a syndication reasonably satisfactory to the Commitment Party and you. Such assistance shall include, prior to the earlier of (i) the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Arranger Fee Letter) is achieved (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’, and, to the extent practicable, appropriate and not in contravention of the Purchase Agreement, the Target’s and the Target’s affiliates’ existing banking relationships, (B) direct contact between your senior management and advisors and the proposed Lenders (and using your commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the Purchase Agreement, to ensure such contact between senior management of the Target and the proposed Lenders), (C) your preparing and providing to the Commitment Party all information, including financial information, with respect to you and your subsidiaries (and using your commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the Purchase Agreement, to cause the Target to prepare and provide information, including financial information, with respect to the Target and its subsidiaries) and the Acquisition, including Projections (as defined below), in each case, as the Commitment Party may reasonably request in connection with the arrangement and syndication of the Facilities and your assistance (and using your commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the Purchase Agreement, to cause the Target to assist) in the preparation of a customary confidential information memoranda (the “Confidential Information Memorandum”) and other marketing materials to be used in connection with the

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syndication (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Commitment Party, no more than one meeting of prospective Lenders at a time and location to be mutually agreed (and using your commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the Purchase Agreement, to cause the officers of the Target to be available for such meetings) (it being understood that any such meeting may take place via videoconference or web conference), (E) your using your commercially reasonable efforts to obtain (x) indicative corporate credit and/or corporate family ratings for you (after giving effect to the Transactions) and (y) ratings for the Term Facility and Notes, in each case from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable and in any event prior to the commencement of syndication of the Facilities and the marketing of the Notes, and (F) your ensuring that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing (other than the Facilities and the Notes) or announcement thereof by or on behalf of you or your subsidiaries (other than (x) prior to the Closing Date, any replacements, extensions and renewals of existing indebtedness that matures prior to the date that is 60 days following the Expiration Date (as defined below), short-term working capital facilities, capital leases, purchase money indebtedness and equipment financings, in each case, entered into in the ordinary course of business, other indebtedness to be mutually agreed and any other indebtedness of the Target or its subsidiaries permitted to be incurred pursuant to the Purchase Agreement and (y) following the Closing Date, any indebtedness permitted to be incurred under the Facilities Documentation (as defined below) (other than any Incremental Term Facility (as defined in Exhibit B hereto) (other than any Incremental Revolving Facility (as defined in Exhibit B hereto)), including any in-lieu indebtedness in respect of the forgoing, as applicable, and any other indebtedness incurred pursuant to an analogous ratio incurrence test, as applicable) if the offering, placement or arrangement of such debt securities or syndicated credit facilities would have, in the reasonable judgment of Lead Arranger holding at least a majority of the commitments hereunder, a detrimental effect upon the primary syndication of the Facilities. Upon the request of the Commitment Party, you will use your commercially reasonable efforts to furnish and to cause the Target to furnish, for no fee, to the Commitment Party an electronic version of your or Target’s, as applicable, trademarks, service marks and corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Facilities (the “License”), including for purposes of posting copies thereof to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Commitment Party to be its electronic transmission system (an “Electronic Platform”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facilities.

Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by the Commitment Party, except with respect to assignments to Additional Commitment Parties made pursuant to Section 2 above, (a) the Commitment Party shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of any Facility on the Closing Date if the conditions set forth on Exhibits B, C and D are satisfied or waived by Commitment Party) in connection with any syndication, assignment or other transfer until after the initial funding of Commitment Party’s commitment under such Facility on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of Commitment Party’s commitments in respect of any Facility until the initial funding in full of such Facility on the Closing Date and (c) unless the Company agrees in writing in its sole discretion, Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of each Facility, including all rights with respect to any consent, waiver, modification, supplement and/or amendment, until the Closing Date has occurred.

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The Commitment Party will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Commitment Party will have no responsibility other than to arrange the syndication as set forth herein and in no event shall the Commitment Party be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

At the request of the Commitment Party, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your subsidiaries, the Target and its subsidiaries and the Acquisition that is either publicly available (or could be derived from publicly available information) (or would be publicly available if the Target was a public reporting company) or not material with respect to you and your subsidiaries, the Target and its subsidiaries, any of your or the Target’s respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge that the Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the third preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Facilities has been completed upon the making of allocations by the Lead Arranger and the Lead Arranger freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you or the Target and the Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us (a) a customary authorization letter authorizing such distribution to a prospective Lender’s employees willing to receive MNPI (“Private Side Lenders”) and (b) a separate letter authorizing distribution of the Public Version to Public Side Lenders and, in the case of such Public Version or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us and our respective affiliates with respect to any use thereof and of any related Information Materials by the recipients thereof. You acknowledge and agree that, in addition to the Information Materials, unless you promptly notify us otherwise in writing (including by email), (a) drafts and final definitive documentation with respect to the Facilities, (b) administrative materials prepared by the Commitment Party for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Facilities may be distributed to both Public Side Lenders and Private Side Lenders. The Company hereby authorizes JPMorgan to distribute draft and execution versions of the definitive documentation relating to the Facilities to Private Side Lenders and Public Side Lenders.

Notwithstanding the foregoing, neither the commencement nor the completion of syndication of the Facilities or marketing of the Notes shall be a condition to the availability of the Facilities on the Closing Date.

For the avoidance of doubt, you will not be required to provide any information (x) to the extent that the provision thereof could reasonably be expected to violate any attorney-client privilege, law, rule or regulation or any fiduciary duty or obligation of confidentiality (not created in contemplation hereof) binding upon, or waive any privilege that may be asserted by, you, the Target or your or their respective affiliates (provided that in the case of any confidentiality obligation binding on you or your affiliates, you shall use commercially reasonable efforts to notify us, to the extent feasible, if any such information that we have specifically identified and requested is being withheld as a result of any such obligation of

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confidentiality and shall use commercially reasonable efforts to disclose such information in a manner that does not breach such confidentiality obligations or such attorney-client privilege) or (y) that consists of trade secrets, customer-specific data or competitively sensitive information of the Target or its subsidiaries that is not required to be provided pursuant to the Purchase Agreement. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that none of the foregoing obligations set forth in this paragraph, including, without limitation, the commencement or completion of the syndication of the Facilities, the placement of the Notes or the obtaining of ratings or your compliance with your obligations to assist with syndication efforts as set forth herein shall constitute a condition to the availability of the Facilities on the Closing Date or at any time thereafter.

4.	Information

You hereby represent and warrant that with respect to any information relating to you, or to your knowledge, any information relating to the Target and its subsidiaries (a) all information (including all Information Materials), other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Party that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date and thereafter until completion of our syndication efforts, you become aware that any of the representations in the preceding sentence would be incorrect (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the making of any representation or warranty under this paragraph, any supplement thereto, or the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date.

5.	Fees

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Arranger Fee Letter, dated the date hereof and delivered herewith (the “Arranger Fee Letter”) and the Administrative Agent Fee Letter, dated the date hereof and delivered herewith (the “Administrative Agent Fee Letter” and together with the Arranger Fee Letter, the “Fee Letters”), in each case, on the terms and subject to the conditions set forth therein.

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You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letters shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and JPMorgan. All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

6.	Conditions

The Commitment Party’s commitments and agreements hereunder are subject solely to the conditions set forth in Exhibit D (subject to the Limited Conditionality Provision) (the “Funding Conditions”).

Notwithstanding anything in this Commitment Letter, the Fee Letters or the Facilities Documentation (as defined in Exhibit C) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) such of the representations made by and on behalf of the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or your affiliate’s) obligations to close under the Purchase Agreement or you have (or your affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Facilities Documentation (which we agree will be drafted by your counsel) shall be in a form such that they do not impair availability of the funding for the Facilities on the Closing Date if the applicable Funding Conditions are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate existence and qualification of the Company and the Guarantors, power and authority of the Company and the Guarantors, due authorization, execution and delivery by the Company and the Guarantors of, and enforceability against the Company and the Guarantors of, the Facilities Documentation, effectiveness, validity and perfection of priority liens in the collateral under the security documents (subject to the limitations set forth in paragraph 10 of Exhibit D), no conflicts with organizational documents, solvency (on a consolidated basis as of the Closing Date) defined in accordance with Annex I to Exhibit D, use of proceeds not in violation of Patriot Act, OFAC or FCPA, Federal Reserve margin regulations and the Investment Company Act, as amended. Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability of the Facilities on the Closing Date are the applicable Funding Conditions. This paragraph, and the provisions herein (including by cross reference), shall be referred to as the “Limited Conditionality Provision”.

7.	Limitation of Liability, Indemnification and Expenses

(a)	Limitation of Liability.

You agree that (i) in no event shall any of JPMorgan, the Lead Arranger or their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMorgan and any other Lead Arranger, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letters or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through

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electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet; provided that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an indemnified person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b)	Indemnity and Expenses.

You agree (A) to indemnify and hold harmless the Commitment Party, its affiliates and their respective directors, officers, employees, advisors, agents and other representatives, but excluding any of the foregoing in its capacity, if applicable, as financial advisor to the Target or any of its direct or indirect equity holders or affiliates in connection with the Transactions (each, a “Sell-Side Advisor”) and any Related Parties (as defined below) of such Sell-Side Advisor in such capacity (each, an “indemnified person”) from and against any and all Liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to Liabilities or related expenses (i) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter by, such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”), (ii) arising out of, or in connection with, any Proceeding that does not arise from an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person other than any Proceeding against the relevant indemnified person in its capacity or in fulfilling its role as an agent, arranger or similar role under any of the Facilities or (iii) to the extent they have resulted from any agreement governing any settlement that is effected without your prior written consent (which consent shall not be unreasonably withheld) and (B) regardless of whether the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable, documented out-of-pocket expenses that have been invoiced at least three business days prior to the Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of counsel) incurred in connection with each of the Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that the Commitment Party shall only have liability to you (as opposed to any other person) and that the Commitment Party shall be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Commitment Party. If you have reimbursed any indemnified person for any legal or other expenses in accordance with this paragraph and there is a final and non-appealable determination by a court of competent jurisdiction that such indemnified person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this paragraph, then such indemnified person shall promptly refund the amount of such reimbursement.

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(c)	Settlement.

You shall not, without the prior written consent of JPMorgan and its affiliates (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement or any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by JPMorgan unless (x) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to JPMorgan from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of JPMorgan or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to JPMorgan and the other indemnified persons.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, your affiliates, the Target and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, the Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Party and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other, (b) no fiduciary, advisory or agency relationship between you and the Commitment Party is intended to be or has been created with respect to the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Party has advised or is advising you on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company or any of its affiliates in respect of any transaction related hereto), (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and the Commitment Party shall have no responsibility or liability to you with respect thereto, (e) you have been advised that the Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Party has no obligation to disclose such interests and transactions to you, (f) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (g) the Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (h) the Commitment Party has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by the Commitment Party and you or any such affiliate. Any review by the Commitment Party or any of its affiliates of the Company, the transaction contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and shall not be on behalf of the Company. You agree that you will not assert any claim against the Commitment Party based on an alleged breach of fiduciary duty by the Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby.

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9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and CD&R (as defined in Exhibit A hereto) and your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need-to-know basis (provided that any disclosure of any Fee Letter or its terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in respect of the amount of fees and “market flex” set forth therein, unless the Commitment Party otherwise agrees), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Party, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the Facilities or in connection with any public filing requirement, (d) this Commitment Letter and the contents hereof, including the Term Sheets (but not the Fee Letters or the contents thereof) may be disclosed in any prospectus or other offering memorandum relating to the Notes or in any filing with the SEC in connection with the Transactions, (e) the Term Sheets may be disclosed to potential lenders and to any rating agency in connection with the Acquisition, the Facilities and the Notes and (f) you may disclose the Commitment Letter and the Arranger Fee Letter and the contents hereof and thereof to any prospective Additional Commitment Parties and its officers, directors, employees, attorneys, accountants, agents or advisors on a confidential and need-to-know basis. The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Facilities Documentation for the Facilities (or, in the event the Notes are issued in lieu of the Bridge Facility on or prior to the Closing Date, the Credit Facilities) shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary hereof.

The Commitment Party shall use all nonpublic information received by it in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and the Commitment Party shall be responsible for its Representatives’ compliance with this paragraph, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the Commitment Party shall be responsible for its affiliates’ compliance with this paragraph), (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) to market data collectors and service providers providing services in connection with the syndication or administration of the Facilities, and (i) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of

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information; provided, however, that, no such disclosure shall be made by the Commitment Party to any of its affiliates or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives that is a Sell-Side Advisor (other than a limited number of senior employees who are required, in accordance with industry regulations or the Commitment Party’s internal policies and procedures to act in a supervisory capacity and the Commitment Party’s internal legal, compliance, risk management, credit or investment committee members). The Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder and shall in any event terminate one year following the date of this Commitment Letter.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void, it being understood that the Commitment Party may make assignments as set forth in Section 2 hereof and may syndicate the facilities as contemplated herein, subject to the second paragraph of Section 3 hereof), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Party reserves the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates may agree in their sole discretion; provided that no such action shall relieve any Commitment Party from its obligations hereunder. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that the interpretation of (i) Material Adverse Effect (as defined in the Purchase Agreement) and whether a Material Adverse Effect (as defined in the Purchase Agreement) has occurred under the Purchase Agreement, (ii) the accuracy of any Purchase Agreement Representation and whether as a result of any inaccuracy thereof the Company or any of its subsidiaries have the right to terminate their respective obligations (or to refuse to consummate the Acquisition) under the Purchase Agreement and (iii) whether the Acquisition has been consummated in accordance with the Purchase Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law (as defined in the Purchase Agreement) of any other state (this proviso, the “Governing Law Exceptions”).

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You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan in the City of New York (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York) over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder; provided, that with respect to any suit, action or proceeding arising out of or relating to the Purchase Agreement or the transactions contemplated thereby and which does not involve claims against us or the Lenders or any protected person, this sentence shall not override any jurisdiction provision set forth in the Purchase Agreement. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letters is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate the definitive documentation for each of the Facilities in good faith); it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, the commitments to fund each of the Facilities on the Closing Date are subject only to the applicable Funding Conditions; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to draw down any portion of any of the Credit Facilities.

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Company and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Company and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and Beneficial Ownership Regulation and is effective for the Commitment Party and each Lender.

The indemnification, limitation of liability, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, electronic signatures, fee, expense, jurisdiction, governing law, waiver of jury trial and waiver of objection to laying of venue and confidentiality provisions contained herein and/or in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Facilities Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letters, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Facilities Documentation has comparable provisions with comparable coverage.

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Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter, the Fee Letters and a fully executed copy of the Purchase Agreement not later than 5:00 p.m., New York City time, on February 10, 2025 (the countersign date, the “Signing Date”). This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) August 10, 2026, (ii) as to any Facility, the closing of the Acquisition without the use of such Facility, (iii) as to any Facility, the execution and delivery of definitive documentation relating to such Facility and (iv) the valid and legally binding termination of the Purchase Agreement by you or with your written consent prior to the closing of the Acquisition; provided that the termination of any commitment or this Commitment Letter pursuant to this paragraph does not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter that occurred prior to such termination. You shall have the right to terminate this Commitment Letter and the commitments of the Commitment Parties hereunder with respect to the Facilities (or a portion thereof (x) pro rata among the Commitment Parties under any given Facility, except that the commitments in respect of the Bridge Facility (other than a portion thereof that would not reduce the remaining Bridge Facility commitments below $300.0 million) may be terminated by you only in their entirety or (y) on a non-pro rata basis if any Commitment Parties at any time would qualify as a Defaulting Lender (as defined in Exhibit B)) at any time upon written notice to the Commitment Parties from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letters.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Judy Marsh
Name: Judy Marsh
Title: Authorized Officer

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

COLUMBUS MCKINNON CORPORATION

By:	/s/ David J. Wilson
Name: David J. Wilson
Title: President and Chief Executive Officer

Commitment Letter Signature Page

EXHIBIT A

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

Columbus McKinnon Corporation (the “Company”) intends to acquire (the “Acquisition”) the company identified to us as “Keystone” (the “Target”) pursuant to a Stock Purchase Agreement, dated as of February 10, 2025 among the Company, as the Purchaser, Kito Crosby Limited, a company incorporated under the laws of England and Wales, the holders of all of the Shares, as Sellers, and Ascend Overseas Limited, a company incorporated under the laws of England and Wales, in its capacity as Representative (together with all exhibits, schedules, annexes, other attachments and other related documentation, and as amended, supplemented or otherwise modified from time to time in accordance with paragraph 3 of Exhibit D, the “Purchase Agreement”).

In connection therewith, it is intended that:

(a) The Company will obtain a term loan facility (the “Term Facility”) in an aggregate amount of up to $1,325 million (as such amount may be increased, at the Borrower’s election, (i) pursuant to a Flex Increase (as defined in the Arranger Fee Letter) and/or (ii) an additional amount (such amount, the “Term Loan OID Increase Amount”) to fund any original issue discount in the issue price of the Notes), as described in Exhibit B.

(b) The Company will obtain a revolving facility (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”) in an aggregate amount of $500.0 million, as described in Exhibit B.

(c) The Company will obtain (i) up to $1,225 million (as such amount may be increased, at the Borrower’s election, to fund any original issue discount or upfront fees in respect of the Term Facility (other than any Term Upfront Fee payable under, and as defined in, the Arranger Fee Letter)) in gross cash proceeds from the issuance and sale by the Company of senior secured notes (the “Notes”) in a “Rule 144A-for-life” private placement or (ii) in the event that all or any portion of the Notes are not issued on or prior to the Closing Date, a bridge facility (the “Bridge Facility”; the Bridge Facility together with the Credit Facilities, the “Facilities” and each a “Facility”), as described in Exhibit C in an aggregate amount equal to the remainder of $1,225 million less the aggregate cash proceeds of the Notes issued pursuant to the immediately preceding clause (c)(i) (as such amount may be increased, at the Borrower’s election, (i) pursuant to a Flex Increase (as defined in the Arranger Fee Letter) and/or (ii) an additional amount (such amount, the “Bridge Loan OID Increase Amount”) to fund any original issue discount in the issue price of the Notes).

(d) The Company will obtain $800 million in gross cash proceeds from the sale of convertible preferred stock to one or more newly formed investment vehicles affiliated with Clayton, Dubilier and Rice, LLC (“CD&R”) (the “PIPE Equity”). For purposes of the Facilities Documentation, the PIPE Equity shall not be treated as Indebtedness (to be defined in the Facilities Documentation).

A-1

(e) The proceeds of the Facilities will be applied on the Closing Date (i) to refinance (other than contingent obligations and letters of credit that are cash collateralized, backstopped or “grandfathered” as having been issued under the Revolving Facility) the Company’s Existing Credit Agreement (as defined in Exhibit B) and that certain First Lien Credit Agreement, dated as of September 25, 2024, among the Target, Crosby US Acquisition Corp and UBS AG, Stamford Branch (collectively, the “Refinancings”), (ii) to pay the cash consideration for the Acquisition, (iii) to pay the fees, premiums and expenses incurred in connection with the Transactions and (iv) for any other purpose not prohibited under the Facilities Documentation.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit D and the initial funding of the relevant Facilities.

A-2

EXHIBIT B

$1,825 million

Term Facility

Revolving Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Credit Facilities. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto.

1. PARTIES

Borrowers:	(a) In respect of the Term Facility, Columbus McKinnon Corporation (the “Company”).

(b) In respect of the Revolving Facility, the Company, Columbus McKinnon EMEA GMBH (the “German Borrower”) and certain designated subsidiaries of the Company (the German Borrower and each other designated subsidiary, a “Designated Borrower” and, together with the Company, the “Borrowers”).

Guarantors:	Each of the Company’s direct and indirect, existing and future, U.S. subsidiaries and certain non-U.S. subsidiaries (the “Guarantors”; together with the Company, the “Loan Parties”), subject to exceptions substantially similar to those set forth in the Existing Credit Agreement (as defined below).

Sole Lead Arranger and Sole Bookrunner:	JPMorgan Chase Bank, N.A. (and as applicable, any of its designated affiliates) (“JPMorgan” or in such capacity, the “Credit Facilities Lead Arranger”), subject to the appointment of any Additional Agents.

Administrative Agent:	JPMorgan (in such capacity, the “Credit Facilities Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Commitment Party and reasonably acceptable to the Company (collectively, the “Credit Facilities Lenders”).

2. TYPES AND AMOUNTS OF CREDIT FACILITIES

A. Term Facility

Type and Amount:	A 7-year term loan facility (the “Term Facility”) in the amount of $1,325 million (plus, at the Borrower’s election, (x) any Flex Increase and/or (y) the Term Loan OID Increase Amount) (the loans thereunder, the “Term Loans”).

Maturity and Amortization:	The Term Loans will mature on the date that is 7 years after the funding of the Term Loans (the “Term Maturity Date”).

The Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original amount of the Term Facility. Amortization of the Term Facility will commence at the end of the first full fiscal quarter ending after the Closing Date.

The balance of the Term Loans will be repayable on the Term Maturity Date.

Availability:	The Term Loans shall be made to the Company in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term Loans will be used to finance in part the Transactions and to pay related fees, premiums and expenses.

B. Revolving Facility

Type and Amount:	A 5-year revolving facility (the “Revolving Facility”; and together with the Term Facility, the “Credit Facilities”; the commitments thereunder, the “Revolving Commitments”) in the amount of $500.0 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the Term Loans, the “Loans”).

A portion of the Revolving Facility not in excess $125.0 million will be available in Canadian Dollars, Euros, Hong Kong Dollars, Sterling, Swiss Francs and Yen and other currencies approved by the Revolving Lenders.

Availability and Maturity:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is 5 years after the Closing Date (the “Revolving Termination Date”). The Revolving Commitments will expire, and the Revolving Loans will mature, on the Revolving Termination Date.

Letters of Credit/ Bankers’ Acceptances:	A portion of the Revolving Facility not in excess of $100.0 million shall be available for the issuance of letters of credit (the “Letters of Credit”) and bankers’ acceptances (the “B/As”) by the Credit Facilities Lead Arranger or other Credit Facilities Lenders reasonably satisfactory to the Company (in such capacity, the “Issuing Lender”). The letters of credit and bankers’ acceptances outstanding under that certain Amended and Restated Credit Agreement, dated as of May 14, 2021, by and among, inter alios, the Company, the German Borrower, the lenders party thereto, JPMorgan and the other parties from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) shall be rolled over and constitute Letters of Credit and B/As under the Revolving Facility. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Termination Date (the “LC-B/A Expiration Date”) and no B/A shall be required to be created if the maturity of such B/A would occur earlier than 30 days or later than 120 days from the date of issuance, and, in any event, later than 60 days before the LC-B/A Expiration Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). Drawings under any Letter of Credit or B/A shall be reimbursed by the Company (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the Company does not so reimburse the Issuing Lender, the Credit Facilities Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under any facilities no longer available to the Target or its subsidiaries as of the Closing Date.

Swingline Loans:	A portion of the Revolving Facility not in excess of $50.0 million shall be available for swingline loans (the “Swingline Loans”) from the Credit Facilities Administrative Agent on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Credit Facilities Lender under the Revolving Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis. The total exposure of JPMorgan Chase Bank, N.A. with respect to the Revolving Commitments (including the full amount of the swingline loans that are outstanding) shall at no time exceed its Revolving Commitment.

Use of Proceeds:	The proceeds of the Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Borrowers and their subsidiaries. Up to $75.0 million of Revolving Loans (exclusive of letter of credit usage) may be made available on the Closing Date to fund fees and expenses in connection with the Transactions, finance capital expenditures and for other general corporate purposes, plus such additional amounts as necessary (i) to fund “flex” OID under the Facilities or any OID on the Notes, (ii) for ordinary course working capital purposes (including to refinance any indebtedness incurred for working capital purposes) and (iii) to fund any purchase price adjustments in accordance with the terms of the Purchase Agreement. Additionally, Revolving Loans may be made available on the Closing Date for any other purpose up to the amount of cash and cash equivalents held by foreign subsidiaries of the Target and for which the repatriation of such funds may (i) result in material adverse tax consequences to the Company or one of its subsidiaries (as determined by the Company in good faith) or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager.

C. Incremental Facilities:	The Credit Facilities Documentation will permit the Company to add one or more incremental term loan facilities to the Term Facility (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; together with any Incremental Term Facilities, the “Incremental Facilities”) in an aggregate principal amount (the “Available Incremental Amount”) of the sum of (a) the greater of (x) $495.0 million and (y) 100% of Consolidated EBITDA (to be defined in a manner consistent with the Existing Credit Agreement but to include (i) an addback for restructuring charges, (ii) a customary addback for extraordinary, non-recurring or unusual gains or losses, (iii) a customary “run rate” addback (the “Run Rate Addback”) for cost savings expected to be realized within 36 months (the “Lookforward Period”), which shall replace the addback set forth in clause (viii) of the definition of Consolidated EBITDA in the Existing Credit Agreement to the extent duplicative and (iv) an addback for adjustments of the type in the quality of earnings report in connection with the Acquisition and any future quality of earnings report in connection with a permitted acquisition or investment made available to the Credit Facilities Administrative Agent prepared by independent certified public accountants of nationally recognized standing or any other accounting firm reasonably acceptable to the Credit Facilities Administrative Agent (it being understood that any “Big Four” accounting firms are acceptable)) for the most recently ended four fiscal quarter period of the Company for which financial statements are required to be delivered (the “Fixed Incremental Amount”) plus (b) all voluntary prepayments, debt buybacks (up to the actual amount of the resulting reduction in indebtedness), and payments utilizing the yank a bank provisions, as applicable, of the Term Loans, any Incremental Term Facility, Incremental Equivalent Debt (as defined below), the Revolving Facility, any Incremental Revolving Facility and any other indebtedness secured on a pari passu basis with, or senior to, the Term Loans funded on the Closing Date (in the case of any revolving facility to the extent accompanied by a permanent reduction of the relevant commitment) prior to such time to the extent not made with the proceeds of long-term indebtedness (other than revolving indebtedness) plus (c) unlimited amounts subject to pro forma compliance (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder and after giving effect to other permitted pro forma adjustment events and any permanent repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing, but excluding the usage of any amount under clause (a) on the same day) with a First Lien Leverage Ratio (to be defined in a manner consistent with the Existing Credit Agreement) of either (I) 5.00:1.00 or (II) in connection with a permitted acquisition or investment, the First Lien Leverage Ratio immediately prior to such transaction (it being understood that (x) the Borrowers shall be deemed to have used the amounts under clause (c) prior to utilization of clauses (a) and (b), and (y) the Borrowers shall be deemed to have used the amounts under clause (b) prior to utilization of clause (a)); provided that (i) no Credit Facilities Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the representations and warranties in the Credit Facilities Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility, (v) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the Term Facility (except in the case of customary bridge loans which would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Term Maturity Date, escrow or similar arrangements and “AHYDO saver” payments), (vi) the interest rates and, subject to clause (v) above, amortization schedule applicable to any Incremental Term Facility shall be determined by the Company and the lenders thereunder; provided that, only with respect to any Incremental Term Facility in an aggregate principal amount in excess of the greater of (x) $495.0 million and (y) 100% of Consolidated EBITDA (the “MFN Threshold”), that (1) consists of floating rate term loans that are pari passu in right of payment and security with the Term Loans, (2) is broadly syndicated to banks and other institutional investors, (3) is incurred prior to the date that is twelve (12) months after the Closing Date, (4) is not incurred in connection with a permitted acquisition or other investment and (5) is denominated in US dollars (collectively, the “MFN Requirements”), the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or Term SOFR/Base Rate floors) applicable to any Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and Term SOFR/Base Rate floors) for the existing Term Facility, unless the interest rate margins with respect to the existing Term Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Loan Facility minus 0.50% (the “MFN Provisions”), (vii) any Incremental Revolving Facility shall be on the same terms as are applicable to the Revolving Facility (including the maturity date in respect thereof) and (viii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with, the Term Facility (except to the extent permitted by clause (v) or (vi) above), they shall be reasonably satisfactory to the Credit Facilities Administrative Agent. The proceeds of the Incremental Facilities shall be used for general corporate purposes of the Company and its subsidiaries.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:

Loans may be prepaid and Revolving Commitments may be reduced, in whole or in part without premium or penalty, in minimum amounts to be consistent with the Existing Credit Agreement, at the option of the Company at any time upon one business day’s (or, in the case of a prepayment of Term Benchmark Loans (as defined in Annex I hereto) denominated in U.S. dollars, three business days’) prior notice, subject to reimbursement of the Credit Facilities Lenders’ redeployment costs in the case of a prepayment of Term Benchmark Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied as directed by the Company.

Any (a) voluntary prepayment of the Term Loans using proceeds of indebtedness incurred by the Borrowers from a substantially concurrent incurrence of indebtedness for which the interest rate payable thereon on the date of such prepayment is lower than the Term Benchmark Rate on the date of such prepayment plus the Applicable Margin with respect to the Term Loans on the date of such prepayment and (b) repricing of the Term Loans pursuant to an amendment to the Credit Facilities Documentation (as defined below) resulting in the interest rate payable thereon on the date of such amendment being lower than the Term Benchmark Rate on the date immediately prior to such amendment plus the Applicable Margin with respect to the Term Loans on the date immediately prior to such amendment shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of Term Loans outstanding immediately prior to such amendment) if made on or prior to the date that is six months after the Closing Date; provided that, in no event shall such fee be payable in connection with any prepayment or repayment in connection with a change of control, acquisition or other investment otherwise prohibited by the Credit Facilities Documentation.

Mandatory Prepayments and Commitment Reductions:	In addition to the above, following the Closing Date, mandatory prepayments of Term Loans shall be required from:

(a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Company and its subsidiaries (subject to step-downs to 50% and 0% based on achieving First Lien Leverage Ratio of 4.50:1.00 and 4.00:1.00, respectively (the “Asset Sale Step-Downs”) (subject to exceptions and reinvestment rights to be consistent with the Existing Credit Agreement);

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Company and its subsidiaries (other than indebtedness permitted by the Credit Facilities Documentation); and

(c) 50% with step-downs to 25% and 0% based upon the achievement and maintenance of a First Lien Leverage Ratios equal to or less than 4.50:1.00 and 4.00:1.00, respectively (such stepdowns, the “Excess Cash Flow Stepdowns”) of annual Excess Cash Flow (to be defined in a manner to be consistent with the Existing Credit Agreement) of the Company and its subsidiaries; provided that (i) any voluntary prepayments of Term Loans, Notes or other pari passu debt and (ii) investments or other permitted restricted payments, in each case, during the applicable fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, other than in the case of clause (i) prepayments funded with the proceeds of Funded Debt (to be defined in a manner to be consistent with the Existing Credit Agreement), shall be credited against Excess Cash Flow prepayment obligations for such fiscal year on a dollar-for-dollar basis without duplication of any such credit in any prior fiscal year.

All mandatory prepayments of Term Loans will be applied first to Base Rate Loans and second to Term Benchmark Loans and RFR Loans (to be defined in the Credit Facilities Documentation), on a pro rata basis. Mandatory prepayments of the Term Loans may not be reborrowed.

4. COLLATERAL

Collateral:	Subject to exclusions and limitations consistent with the Existing Credit Agreement and the provisions of numbered paragraph 11 of Exhibit D hereto, the obligations of each of the Company and the Guarantors in respect of the Credit Facilities and any swap agreements and cash management arrangements provided by any Credit Facilities Lender (or any affiliate of a Credit Facilities Lender) shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property and all of the capital stock of its direct subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock thereof)), except for those assets as to which the Credit Facilities Administrative Agent shall determine in its sole discretion that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby.

The priority of security interests and relative rights of the Lenders under the Credit Facilities and the lenders under the Bridge Facility shall be subject to intercreditor arrangements to be set forth in an intercreditor agreement substantially in the form of an exhibit to the definitive credit agreement for the Credit Facilities (the “Intercreditor Agreement”). The terms of the Intercreditor Agreement will be consistent with, substantially similar to and no less favorable to the Borrower and its subsidiaries than the Intercreditor Agreement, dated as of August 1, 2023, by and between Goldman Sachs Bank USA, as Original First Lien Agent, and Wilmington Trust, National Association, as July 2023 First Lien Agent, and acknowledged by Brand Industrial Services, Inc. and certain of its affiliates, taking into account differences relating to the express terms of this Term Sheet. Without limiting the foregoing, the Credit Facilities Documentation and the Intercreditor Agreement will allow additional debt that is permitted under the Credit Facilities Documentation to be incurred and secured, and to share ratably in the collateral securing the Credit Facilities on (at the Borrower’s option) a first priority or junior priority basis with respect to the Collateral.

The liens securing the Credit Facilities will rank senior to the liens securing any second lien term facility and any permitted refinancing thereof. The lien priority, relative rights and other creditors’ rights issues in respect of the Credit Facilities and any second lien term facility shall be governed by an intercreditor agreement reasonably satisfactory to the Credit Facilities Administrative Agent (the “Intercreditor Agreement”).

5. CERTAIN CONDITIONS

Initial Conditions:	The availability of the Credit Facilities on the Closing Date will be subject solely to the Funding Conditions, subject in each case to the Limited Conditionality Provision.

On-Going Conditions:	After the Closing Date, the making of each Revolving Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Credit Facilities Documentation for the Credit Facilities and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit. It is agreed that the Credit Facilities Documentation shall include additional conditions consistent with the Existing Credit Agreement with respect to the designation of Designated Borrowers and extensions of credit in Alternative Currencies.

6. DOCUMENTATION

Credit Facilities Documentation:	The definitive documentation for the Credit Facilities (the “Credit Facilities Documentation”), the definitive terms of which will be negotiated in good faith, shall (i) be consistent with this Exhibit B (subject to the exercise of any “market flex” provisions in the Arranger Fee Letter), (ii) contain only those representations and warranties, expressly set forth in this Term Sheet, (iii) reflect baskets sizes, thresholds and ratios (as determined by the Company and the Commitment Party in good faith) that take into account the increased size and the operational and strategic requirements of the Company after taking into account the Transactions, (iv) reflect customary “Chewy” provisions consistent with the definition of “Excluded Subsidiary” in the Brand Credit Agreement (as defined below), (v) reflect that the CD&R and its affiliates shall be a “Permitted Holder” for purposes of a Change of Control, (vii) otherwise contain terms and provisions which are substantially similar to, and, in any event, no less favorable to the Company and its subsidiaries than, the terms and provisions of the Existing Credit Agreement, (viii) reflect agency provisions to be agreed and changes reasonably required to comply with changes in law, (ix) reflect customary “cured default” provisions consistent with the Brand Credit Agreement (as defined below) and (x) give due regard to the terms and provisions of that certain Credit Agreement, dated June 21, 2017 (as amended, supplemented, waived or otherwise modified from time to time, the “Brand Credit Agreement”), among, inter alia, Brand Industrial Services, Inc., Brandsafway Group, Inc., the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent, together with other terms and provisions to be mutually agreed upon, subject to the Limited Conditionality Provision (it being understood and agreed that the only conditions to the availability of the Revolving Commitments and the funding of the Term Loans on the Closing Date are the conditions set forth in Exhibit D to the Commitment Letter).

Financial Covenants:	Term Facility: None.

Revolving Facility: limited to a maximum First Lien Leverage Ratio (to be defined in a manner consistent with the Existing Credit Agreement) for the four consecutive fiscal quarters (each, a “Test Period”) ended on such date not to exceed 7.75:1.00 (provided that for purposes of this leverage ratio, if additional debt is incurred to fund OID or upfront fees (other than any Term Upfront Fee payable under, and as defined in the Arranger Fee Letter) then the leverage ratio will be modified upward to reflect any such additional debt) as of any date of determination with stepdowns to 7.25:1.00 on the first anniversary of the Closing Date, 6.75:1.00 on the second anniversary of the Closing Date and 6.25:1.00 on the third anniversary of the Closing Date (the “Financial Covenant”).

The Financial Covenant will be tested quarterly commencing with the first full fiscal quarter to occur after the Closing Date; provided that the Financial Covenant shall only be tested if Revolving Loans (including the aggregate principal amount of drawn letters of credit then outstanding under the Revolving Facility (other than letters of credit which have been reimbursed, cash collateralized or backstopped within 3 business days following the end of the applicable fiscal quarter)) are or would be outstanding in an amount exceeding the 30% of the Revolving Facility at such time (provided, that (x) for the first four fiscal quarters following the Closing Date, any borrowings under the Revolving Facility that were made on the Closing Date to fund fees and expenses in connection with the Transactions and (y) any borrowings under the Revolving Facility that were made on the Closing Date to fund “flex” OID or any OID on the Notes shall, in each case, be disregarded in calculating such utilization).

Representations and Warranties:	Existence, qualification and power; authorization; no contravention; governmental authorization; other consents; binding effect; financial statements; no material adverse effect; no internal control event; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; equity interests; margin regulations; investment company act; other regulations; disclosure; compliance with laws; taxpayer identification number; intellectual property; licenses, cybersecurity, etc.; perfection of security interest; machinery and equipment; solvency; bank accounts; obligations as senior debt; use of proceeds; representations as to foreign loan parties; anti-corruption laws and sanctions; EEA financial institutions; Beneficial Ownership Regulations.

Affirmative Covenants:	Financial statements; certificates; other information; notices; payment of obligations; preservation of existence, etc.; maintenance of properties; maintenance of insurance; compliance with laws, organizational documents and contractual obligations; books and records; inspection rights; use of proceeds; additional guarantors and pledgors; approvals and authorizations; environmental laws; centre of main interest and establishment; post-closing obligations; use of proceeds; Beneficial Ownership Regulation.

Negative Covenants:	Limitations on: indebtedness (including guarantee obligations which shall permit among other things, Incremental Equivalent Debt); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; acquisitions, investments, loans and advances; prepayments and modifications of subordinated, junior lien and other material debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; negative pledge clauses (including, without limitation, negative pledge clauses with respect to real property) and clauses restricting subsidiary distributions; changes in lines of business; amendments to certain material agreements (including the Purchase Agreement, and the other transaction documents).

Notwithstanding anything herein to the contrary, the limitations on dividends and other payments in respect of capital stock, investments, and prepayments and modifications of subordinated, junior lien and other material debt instruments shall be subject to (i) a carve out in an amount to be agreed, which shall be comprised of a minimum fixed amount, plus the aggregate amount of Excess Cash Flow not otherwise required to be applied to prepay the Facilities for any fiscal year plus the aggregate amount of net cash proceeds of equity issuances following the Closing Date (such amount, the “Cumulative Credit”) and (ii) subject to no default or event of default, an exception to permit the payment of any other restricted payments in cash in an unlimited amount subject to achieving a Total Leverage Ratio of 4.00:1.00.

For purposes of this Exhibit B, “Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then available Available Incremental Amount consisting of one or more credit or debt facilities (senior secured pari passu with the Credit Facilities, junior secured or unsecured), the issuance of senior secured first lien or junior lien notes, subordinated notes or senior unsecured notes, in each case issued in a public offering, Rule 144A or other private placement or bridge facility in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case on customary terms and conditions; provided that any Incremental Equivalent Debt incurred that is (x) secured on a pari passu basis with the Credit Facilities will be subject to pro forma compliance with a First Lien Leverage Ratio of either (I) 5.00:1.00 or (II) in connection with a permitted acquisition or investment, the First Lien Leverage Ratio immediately prior to such transaction, (y) secured on a junior lien basis to the Credit Facilities will be subject to pro forma compliance with a maximum Secured Leverage Ratio of (I) 5.50:1.00 or (II) in connection with a permitted acquisition or investment, the Secured Leverage Ratio immediately prior to such transaction or (z) unsecured will be subject to pro forma compliance with either (I) (A) a maximum Total Leverage Ratio of 6.00:1.00 or (B) in connection with a permitted acquisition or investment, the Total Leverage Ratio immediately prior to such transaction or (II) a minimum Interest Coverage Ratio (to be defined in the Credit Facilities Documentation) of 2.00:1.00 (the “ICR Prong”); provided further that any senior secured pari passu Incremental Equivalent Debt in the form of term loans that meet the MFN Requirements shall be subject to the MFN Provisions applicable to the Incremental Facilities.

Limited Conditionality Provisions:	The Credit Facilities Documentation will contain provisions applicable to limited conditionality transactions for purposes of (i) determining compliance with any provision of the Credit Facilities Documentation which requires the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio or the Interest Coverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Credit Facilities Documentation, in each case, in connection with (x) the consummation of an acquisition or an investment that the Borrowers or one or more of subsidiaries of the Borrowers is contractually committed to consummate and whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (y) any prepayment, repurchase or redemption of indebtedness or preferred stock requiring irrevocable notice in advance of such prepayment, repurchase or redemption or (z) any dividends or distributions on, or redemptions of, equity in connection with an acquisition or investment of the type set forth in clause (x) hereof and permitted under the Credit Facilities Documentation and requiring declaration in advance thereof (any such transaction, a “Limited Condition Transaction”).

Events of Default:	Nonpayment of principal when due; nonpayment of interest or fees within 3 business days of when due or other amounts after 5 business days from when due (subject to an exception for nonpayments of any of principal, interest or other amounts resulting from the Borrower’s good faith payment of an invoice in a lesser amount received from the Credit Facilities Administrative Agent); material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period of 30 days and, a 90-day grace period for failure to deliver financial statements and related compliance certificates); cross-default to material indebtedness;

bankruptcy events; inability to pay debts; certain ERISA events; material judgments; actual or asserted invalidity of any loan document, guarantee, lien, security document or subordination provisions or non-perfection of any security interest; and a change of control. Notwithstanding the foregoing, the Credit Facilities Documentation shall provide that (x) a notice of default may not be given with respect to any action taken, and reported publicly pursuant to a press release, a filing with the SEC or a posting to applicable IntraLinks, SyndTrak Online, Debtdomain or similar electronic site for the Term Facility or otherwise reported to Lenders, more than two years prior to such notice of default and (y) any time period in the Credit Facilities Documentation to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged default or event of default is the subject of litigation.

Voting:	Amendments and waivers with respect to the Credit Facilities Documentation shall require the approval of Credit Facilities Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments (the “Required Credit Facilities Lenders”), except that (a) the consent of each Credit Facilities Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) assignments or transfers by the Company of its rights and obligations under the Credit Facilities Documentation, (iii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iv) increases in the amount or extensions of the expiry date of any Credit Facilities Lender’s commitment and (v) (A) changes in the pro rata sharing provisions or the payment waterfall in a manner that would alter the pro rata sharing or payments or setoffs required thereby, or (B) contractually subordinate the liens on all or substantially all of the Collateral in right of payment, in each case in respect of any other Indebtedness for borrowed money, subject to exceptions and qualifications consistent with and no less favorable to the Company and its subsidiaries than Subsection 11.1(a)(xiii) of the Brand Credit Agreement and (b) the consent of 100% of the Credit Facilities Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral, (iii) releases of all or substantially all of the Guarantors and (iv) changes to the alternate currency provisions or designated borrower provisions.

Notwithstanding the foregoing, amendments and waivers of the financial covenants with respect to the Revolving Facility shall only require the approval of Credit Facilities Lenders holding more than 50% of the aggregate amount of the Revolving Facility commitments (other than any Defaulting Lender) without the consent of any other Credit Facilities Lenders.

The Credit Facilities Documentation shall contain customary provisions for replacing non-consenting Credit Facilities Lenders in connection with amendments and waivers requiring the consent of all Credit Facilities Lenders or of all Lenders directly affected thereby so long as the Required Credit Facilities Lenders of the aggregate amount of the Term Loans and Revolving Commitments shall have consented thereto.

The Credit Facilities Documentation will include provisions with respect to “net short lenders” consistent with that certain Credit Agreement, dated May 6, 2024, among, inter alia, Panther Platform Holdco, L.P., Panther Platform Midco, L.P., Truist Insurance Holdings, LLC, McGriff Insurances Services, LLC, the lenders and issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

Assignments and Participations:	The Credit Facilities Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Company, unless (i) the assignee is a Credit Facilities Lender, an affiliate of a Credit Facilities Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing; provided that the Company shall be deemed to have consented unless they object within ten business days following receipt of written notice, (b) the Credit Facilities Administrative Agent, unless a Term Loan is being assigned to a Credit Facilities Lender, an affiliate of a Credit Facilities Lender or an approved fund and (c) any Issuing Lender; provided that no consent of an Issuing Lender shall be required if (i) a payment or bankruptcy event of default occurs and (ii) such Issuing Lender has no outstanding Letters of Credit or B/As at that time; provided further that no consent of the Issuing Lenders shall be required for an assignment of all or any portion of the Term Loans. In the case of a partial assignment (other than to another Credit Facilities Lender, an affiliate of a Credit Facilities Lender or an approved fund), the minimum assignment amount shall be (i) with respect to Term Loans, $1,000,000 and (ii) with respect to Revolving Loans, $5,00,000, unless, in each case, otherwise agreed by the Company and the Credit Facilities Administrative Agent. The Credit Facilities Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The Credit Facilities Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Credit Facilities Lenders with respect to yield protection and increased cost provisions, subject to customary limitations and will be subject to voting restrictions consistent with the Existing Credit Agreement.

Yield Protection:	The Credit Facilities Documentation shall contain customary provisions (a) protecting the Credit Facilities Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Credit Facilities Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term Benchmark Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The Credit Facilities Documentation shall contain provisions relating to “defaulting” Credit Facilities Lenders (including provisions relating to reallocation of participations in, or the Company providing cash collateral to support, Swingline Loans or Letters of Credit, to the suspension of voting rights and rights to receive certain fees and to assignment of the Revolving Commitments or Loans of such Credit Facilities Lenders).

Bail-in Provisions:	The Credit Facilities Documentation shall contain customary EU/UK bail-in provisions.

ERISA Fiduciary Status:	The Credit Facilities Documentation shall contain Credit Facilities Lender representations as to fiduciary status under ERISA.

Delaware Divisions:	The Credit Facilities Documentation shall contain customary provisions related to divisions and plans of division under Delaware law.

QFC Stay Regulations:	The Credit Facilities Documentation shall contain customary provisions related to Qualified Financial Contracts.

Limitation of Liability;

Expenses and Indemnification:	The Credit Facilities Administrative Agent, the Credit Facilities Lead Arranger, the Credit Facilities Lenders and the Issuing Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) shall not have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Company or any of its subsidiaries arising out of, in connection with, or as a result of, the Credit Facilities or the Credit Facilities Documentation. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

Regardless of whether the Closing Date occurs, the Company shall pay (a) all reasonable, documented out-of-pocket expenses of the Credit Facilities Administrative Agent, the Credit Facilities Lenders and the Credit Facilities Lead Arranger associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Facilities Documentation and any amendment or waiver with respect thereto (including the reasonable, documented fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Credit Facilities Administrative Agent and the Credit Facilities Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Facilities Documentation.

The Credit Facilities Administrative Agent, the Credit Facilities Lead Arranger, the co-syndication agents and the Credit Facilities Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties).

The Credit Facilities Administrative Agent shall have no liability to the Lenders with respect to any calculations delivered to the Company or any other Loan Party from time to time of amounts under the Credit Facilities Documentation in the absence of its own gross negligence or willful misconduct.

Governing Law:	New York, subject to the Governing Law Exceptions.

Forum:	United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Credit Facilities Administrative Agent and the Commitment Party:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Company may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the Base Rate plus the Applicable Margin or (b) the Term SOFR Rate, plus the Applicable Margin; provided that all Swingline Loans shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

As used herein:

“Base Rate” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Term SOFR Rate for a one month interest period as published two U.S. Government Securities Days prior to such day plus 1%. If the Base Rate as determined pursuant to the foregoing would be less than 1.50%, such rate shall be deemed to be 1.50%.

“Base Rate Loans” means Loans bearing interest based upon the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Applicable Margin” means (a) with respect to Term Loans (i) 2.25%, in the case of Base Rate Loans and (ii) 3.25%, in the case of Term Benchmark Loans; and (b) with respect to Revolving Loans (including Swingline Loans), (x) initially (i) 2.25% in the case of Base Rate Loans and (ii) 3.25% in the case of Term Benchmark Loans and (y) following the delivery of financial statements for the first full fiscal quarter following the Closing Date (the “Trigger Date”), a rate per annum in accordance with the pricing grid set forth below.

Level	Total Leverage Ratio	Commitment Fee	Term Benchmark Rate	Standby Letter of Credit	Commercial Letter of Credit	Base Rate
I	Greater than or equal to 4.50x	0.55%	3.25%	3.25%	1.625%	2.25%
II	Less than 4.50x but greater than or equal to 3.75x	0.50%	3.00%	3.00%	1.50%	2.00%
III	Less than 3.75x but greater than or equal to 3.00x	0.45%	2.75%	2.75%	1.375%	1.75%
IV	Less than 3.00x	0.40%	2.25%	2.25%	1.125%	1.25%

“Term Benchmark Loans” means Loans bearing interest based upon the Term SOFR Rate.

B-I-1

“Term SOFR Rate” means, with respect to any borrowing of Term Benchmark Loans denominated in dollars and for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator. If the Term SOFR Rate as determined pursuant to the foregoing would be (x) with respect to the Term Facility, less than 0.50%, such rate shall be deemed to be 0.50% and (y) with respect to the Revolving Facility, less than 0.00%, such rate shall be deemed to be 0.00%.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any borrowing of Term Benchmark Loans denominated in dollars and for any tenor comparable to the applicable interest period, the rate per annum published by the CME Term SOFR Administrator and identified by the Credit Facilities Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date (to be defined in the Credit Facilities Documentation) with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

B-I-2

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that, if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).The Credit Facilities Documentation will contain the Credit Facilities Administrative Agent’s version of ARRC’s Recommended Hardwired Approach Language, including with respect to foreign currencies.

Interest Payment Dates:	In the case of Base Rate Loans, quarterly in arrears.

In the case of Term Benchmark Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrowers shall pay a commitment fee calculated at a rate per annum on the average daily unused portion of the Revolving Facility, which shall accrue quarterly in arrears and be payable on the fifteenth day following the end of each quarter, which shall initially be equal to 0.55%, and, following the Trigger Date, a rate per annum in accordance with the pricing grid set forth above. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:	The Company shall pay a fee on the face amount of each standby Letter of Credit and each commercial Letter of Credit at a per annum rate which shall initially be equal to 3.25% in the case of standby letters of credit and 1.625% in the case of commercial letters of credit and, following the Trigger Date, a rate per annum in accordance with the pricing grid set forth above. Such fee shall be shared ratably among the Credit Facilities Lenders participating in the Revolving Facility and shall accrue quarterly in arrears and be payable on the fifteenth day following the end of each quarter.

B-I-3

A fronting fee in an amount to be agreed on the face amount of each Letter of Credit shall accrue quarterly in arrears and be payable on the fifteenth day following the end of each quarter to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Company is in default in the payment of any amount under the Credit Facilities, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of (i) Base Rate Loans the interest rate payable on which is then based on the Prime Rate, (ii) RFR Loans and (iii) Term Benchmark Loans denominated in Canadian Dollars or Hong Kong Dollars) for actual days elapsed.

B-I-4

EXHIBIT C

$1,225 million

Bridge Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A, B and D attached thereto.

Borrower:	The Company.

Guarantors:	Same as the Term Facility.

Sole Lead Arranger and

Sole Bookrunner:	JPMorgan (in such capacity, the “Bridge Facility Lead Arranger”).

Administrative Agent:	JPMorgan (in such capacity, the “Bridge Facility Administrative Agent” and together with the Credit Facilities Administrative Agent, the “Administrative Agents”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Commitment Party (collectively, the “Bridge Lenders”).

Bridge Facility:	A senior secured bridge facility (the “Bridge Facility”) in the amount of $1,225 million (less the aggregate gross cash proceeds from any Notes issued on or prior to the Closing Date and plus, at the Borrower’s election, (x) any Flex Increase and/or (y) the Bridge Loan OID Increase Amount) (the loans thereunder, the “Bridge Loans”).

Availability:	The Bridge Loans shall be made to the Company in a single drawing on the Closing Date. Repayments and prepayments of the Bridge Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Bridge Loans will be used to finance in part the Transactions and to pay related fees and expenses.

Security:	Same as the Credit Facilities.

Interest Rates:	The Bridge Loans shall bear interest at Term SOFR Rate plus 3.25% per annum (the “Interest Rate”) and such spread over the Term SOFR Rate shall automatically increase by 0.50% for each period of three months after the Closing Date that Bridge Loans remain outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the Total Bridge Loan Cap (as defined in the Arranger Fee Letter) (excluding interest at the default rate as described below). Upon the occurrence of a Demand Failure Event (as defined in the Arranger Fee Letter), the outstanding Bridge Loans shall automatically begin to accrue interest at the Total Bridge Loan Cap.

Interest Payments:	Interest on the Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to the Interest Rate plus 200 basis points.

Conversion and Maturity:	Any outstanding amount under the Bridge Loans will be required to be repaid on the earlier of (a) the closing date(s) of any permanent financing(s), but only to the extent of the net cash proceeds realized therefrom, and (b) the one year anniversary of the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”); provided, however, that if the Company has failed to raise permanent financing before the date set forth in (b) above, the Bridge Loans shall be converted to a senior secured term loan facility (the “Extended Term Loans”) with a maturity of seven years after the Conversion Date (as defined in Annex C-I hereto). At any time or from time to time on or after the Conversion Date, upon reasonable prior written notice from the Bridge Lenders and in a minimum aggregate principal amount of at least $200 million in the case of the first such exchange and thereafter subject to frequency limitations to be agreed (or such lesser principal amount as represents all outstanding Extended Term Loans), the Extended Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex C-II hereto.

The Extended Term Loans will be governed by the provisions of the Bridge Facility Documentation (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth in Annex C-I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex C-II hereto.

Mandatory Prepayments:	The Company will prepay the Bridge Loans at par, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of the Securities (as defined in the Arranger Fee Letter); provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Company pursuant to a “Securities Demand” under the Arranger Fee Letter at an issue price above the level at which such Bridge Lender or affiliate has reasonably determined such Securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Company thereof), the net proceeds received by the Company in respect of such Securities may, at the option of such Bridge

Lender or affiliate, be applied first to repay the Bridge Loans held by such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net proceeds will be applied pro rata to repay the Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders; (ii) subject to prepayment requirements under the Credit Facilities Documentation, the net proceeds from any Refinancing Debt (to be defined in the Bridge Facility Documentation in a manner consistent with the standard set under the heading “Documentation” below)incurred by the Company and its subsidiaries; and (iii) subject to certain customary and other exceptions, reinvestment rights to be agreed upon and prepayment requirements under the Credit Facilities Documentation, the net proceeds from non-ordinary course asset sales and other disposition of assets by, and casualty or condemnation events related to the property of, the Company or any of its subsidiaries.

Voluntary Prepayments:	The Bridge Loans may be prepaid at par prior to the Bridge Loan Maturity Date, in whole or in part, upon written notice, at the option of the Company, at any time, together with accrued interest to the prepayment date and break funding payments, if applicable.

Change of Control:	In the event of a Change of Control (to be defined in a manner consistent with the Documentation Precedent), each Bridge Lender will have the right to require the Company to, and the Company must offer, to prepay at par the outstanding principal amount of the Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part without the consent of the Company (other than to Disqualified Institutions (to be defined in the Bridge Facility Documentation); provided, however, that (i) prior to the date that is one year after the Closing Date and unless a Demand Failure Event (as defined in the Arranger Fee Letter) in respect of the Bridge Loans has occurred or a payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Company shall be required with respect to any assignment (such consent not to be unreasonably withheld, delayed or conditioned) if, subsequent thereto, the Commitment Parties and each Additional Agent (if any) (together with their respective affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans and (ii) the Company shall be notified of such assignment. For any assignments for which the Company’s consent is required, such consent shall be deemed to have been given if the Company has not responded within ten business days of a written request for such consent. All assignments (other than to existing Bridge Lenders or their affiliates or approved funds) shall require the consent of the Bridge Facility Administrative Agent.

The Bridge Lenders shall have the right to participate their interest in the Bridge Loans without restriction, other than customary voting limitations and, to the extent the list of Disqualified Institutions is made available to all Bridge Lenders to Disqualified Institutions. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to cost and yield protection, subject to customary limitations and restrictions.

Documentation:	The definitive credit documentation for the Bridge Facility, the Extended Term Loans, and the Exchange Notes (the “Bridge Facility Documentation” and together with the Credit Facilities Documentation, the “Facilities Documentation”) will be substantially similar to and no less favorable to the Company and its subsidiaries than the Indenture, dated as of August 1, 2023, among Brand Industrial Services, Inc., the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and note collateral agent (the “Documentation Precedent”) as modified to reflect (i) the terms and conditions set forth herein and in the Commitment Letter (as modified by the “flex” provisions of the Arranger Fee Letter), (ii) the operational and strategic requirements of the Company and its subsidiaries (including the operational and strategic requirements of the Target and its subsidiaries) in light of their industries, businesses, geographic locations, business practices, financial accounting and accounting principles, proposed business plan and the disclosure schedules to the Purchase Agreement, (iii) operational and administrative changes reasonably required by the Bridge Facility Administrative Agent, the definitive terms of which will be negotiated in good faith and (iv) the Company’s status as a public company.

Notwithstanding the foregoing, the Bridge Facility Documentation will contain only those mandatory repayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet and the only conditions to borrowing thereunder will be the Funding Conditions, subject in each case to the Limited Conditionality Provisions.

Conditions Precedent to Borrowing:	The availability of the Bridge Facility and the funding of the Bridge Loans on the Closing Date will be subject solely to Funding Conditions, subject in each case to the Limited Conditionality Provisions.

Limited Conditionality Provisions:	To conform to the Credit Facilities Documentation.

Representations and Warranties:	The Bridge Documentation will contain representations and warranties relating to the Company and its subsidiaries substantially similar to those contained in the Credit Facilities Documentation, with such changes as are appropriate to reflect the secured bridge loan nature of the Bridge Loans (and in any event such representations and warranties shall be no more restrictive to the Company and its subsidiaries than those set forth in the Credit Facilities Documentation).

Covenants:	The Bridge Facility Documentation will contain affirmative and incurrence-based negative covenants relating to the Company and its subsidiaries customary for bridge loan financing of this type and consistent, to the extent applicable, with those contained in the Documentation Precedent and, in addition, a securities demand covenant consistent with the provision contained in the Arranger Fee Letter. In no event will the covenants be more restrictive to the Company and its subsidiaries than those set forth in the Credit Facilities Documentation, provided that the negative covenant governing restricted payments may be more restrictive than that applicable to the Credit Facilities Documentation prior to the Conversion Date. The Bridge Facility Documentation shall not contain any financial maintenance covenants.

Events of Default:	Customary for bridge loan financings of this type and in no event less favorable to the Company and its subsidiaries than those set forth in the Documentation Precedent, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, monetary judgments in an amount in excess of a customary amount to be agreed, cross acceleration of and failure to pay at final maturity other indebtedness aggregating an amount in excess of a customary amount to be agreed, subject to, in certain cases, customary thresholds and grace periods.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Bridge Lenders holding at least a majority of the outstanding Bridge Loans, except that the consent of each affected Bridge Lender will be required for, among other things, (i) reductions of principal, interest rates or fees, (ii) extensions of the Bridge Loan Maturity Date or any scheduled date of payment of any principal, interest or fees, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes of (v) releases of all or substantially all of the value of the Guarantees.

Cost and Yield Protection:	To conform to the Credit Facilities Documentation.

Expenses and Indemnification:	To conform to the Credit Facilities Documentation.

Changes in GAAP:	To conform to the Credit Facilities Documentation.

Governing Law and Forum;

Submission to Exclusive Jurisdiction:	All Bridge Facility Documentation shall be governed by the internal laws of the State of New York. The Company and the Guarantors will submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Bridge Facility Administrative Agent and the Bridge Facility Lead Arrangers:	Simpson Thacher & Bartlett LLP.

ANNEX C-I

Extended Term Loans

Borrower:	Same as Bridge Loans.

Guarantors:	Same as Bridge Loans.

Security:	Same as Bridge Loans.

Facility:	Subject to “Conditions to Conversion” below, the Bridge Loans will convert into senior secured extended loans (the “Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”). The Extended Term Loans will be governed by the Bridge Facility Documentation and, except as set forth below, shall have the same terms as the Bridge Loans.

Maturity:	Seven years from the Conversion Date.

Interest Rate:	The Extended Term Loans shall bear interest, payable in cash semi-annually, in arrears at a fixed rate per annum equal to the Total Bridge Loan Cap.

Covenants, Events of Default and Prepayments:	From and after the Conversion Date, the covenants, events of default and mandatory prepayment provisions applicable to the Extended Term Loans will conform to those applicable to the Exchange Notes (described on Annex C-II), except with respect to the right to exchange Extended Term Loans for Exchange Notes; provided that the optional prepayment provisions applicable to the Bridge Loans shall remain applicable to the Extended Term Loans.

Conditions to Conversion:	One year after the Closing Date, the Bridge Loans shall convert into the Extended Term Loans.

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ANNEX C-II

Exchange Notes

Issuer:	Same as the Borrower under Extended Term Loans.

Guarantees:	Same as Extended Term Loans.

Maturity:	Seven years from the Conversion Date.

Security:	Same as Extended Term Loans.

Interest Rate; Redemption:	Each Exchange Note will bear interest, payable in cash semi-annually in arrears, at a fixed rate per annum equal to the Total Bridge Loan Cap (as defined in the Arranger Fee Letter). Except as set forth below, the Exchange Notes will be non-callable until the third anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to half of the coupon of the Exchange Notes, declining ratably to par on the date that is two years prior to maturity of the Exchange Notes. The Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Prior to the third anniversary of the Closing Date, the Company may redeem up to 40% of such Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Exchange Notes.

Prior to the third anniversary of the Closing Date, during any 12-month period, the Company may redeem up to 10% of such Exchange Notes at 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the redemption date.

Prior to the third anniversary of the Closing Date, the Company may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points plus accrued interest.

Prior to a Demand Failure Event, any Exchange Notes held by the Commitment Parties, each Additional Agent (if any) or their respective affiliates (other than (x) asset management affiliates purchasing Exchange Notes in the ordinary course of their business as part of a regular distribution of the Exchange Notes (“Asset Management Affiliates”) and (y) Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued interest on a non-ratable basis so long as such Exchange Notes are held by them.

C-II-1

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined consistent with the Documentation Precedent) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase; provided that Exchange Notes held by the Commitment Parties, each Additional Agent (if any) or their respective affiliates (other than Asset Management Affiliates or Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities) shall be subject to prepayment at par, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for publicly traded high yield debt securities and no less favorable to the Company and its Subsidiaries than the Documentation Precedent.

Modification:	Customary for publicly traded high yield debt securities and no less favorable to the Company and its Subsidiaries than the Documentation Precedent.

Registration Rights:	None – 144A for life.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	The indenture governing the Exchange Notes will include provisions customary for an indenture governing publicly traded high yield debt securities and no less favorable to the Company and its Subsidiaries than the Documentation Precedent (including in respects of baskets and carveouts to such covenants) and shall be no more restrictive than those contained in the Credit Facilities Documentation.

Events of Default:	Customary for publicly traded high yield debt securities and no less favorable to the Company and its Subsidiaries than the Documentation Precedent and in no event less favorable to the Company and its subsidiaries than those set forth in the Credit Facilities Documentation.

C-II-2

CONFIDENTIAL

EXHIBIT D

Conditions

The availability of the Facilities shall be subject solely to the satisfaction of the following conditions (in each case, subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1.	The Commitment Party shall have received:

a.	customary closing certificates and legal opinions; and

b.

a certificate from the chief financial officer of the Company, in form and substance reasonably acceptable to the Commitment Party, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent, as set forth on Annex I hereto.

2. On the Closing Date, after giving effect to the Transactions, (i) the Refinancings shall have occurred and all liens created in connection therewith shall have been released and (ii) the Company shall have completed its $800 million issuance of PIPE Equity pursuant to the Investment Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time), among Columbus McKinnon Corporation, a New York corporation, CD&R XII Keystone Holdings, L.P., a Cayman Islands exempted limited partnership, and, solely for purposes of Section 4.13 thereof, Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership, and no provision thereof shall have been amended, modified or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Commitment Party or the Lenders without the prior written consent of the Commitment Party; provided that the Commitment Party shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, express waiver or express consent.

3. The Acquisition shall be consummated pursuant to the Purchase Agreement, substantially concurrently with the initial funding of the Facilities, and no provision thereof shall have been amended, modified or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Commitment Party or the Lenders without the prior written consent of the Commitment Party (it being understood that (a) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Acquisition shall be deemed not to be materially adverse to the interests of the Lenders so long as 100% of such decrease is allocated to reduce the commitments in respect of the Bridge Facility; provided that, if such reduction would reduce the remaining Bridge Facility commitments below $300.0 million, then the decrease shall be allocated to reduce the commitments in respect of the Term Facility, (b) any amendment, waiver, consent or other modification that increases the purchase price in respect of the Acquisition (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Purchase Agreement, with respect to which there shall be no limitation on source of funding) shall be deemed not to be materially adverse to the interests of the Lenders, so long as such increase is funded solely by cash, the issuance by the Company of equity and/or the proceeds of Revolving Loans and (c) any change to the definition of Material Adverse Effect (as defined in the Purchase Agreement on the date hereof) shall be deemed materially adverse to the interests of the Commitment Party and the Lenders); provided that the Commitment Party shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, express waiver or express consent.

4. From February 10, 2025 until the Closing, there shall not have been a Material Adverse Effect (as defined in the Purchase Agreement).

5. The closing of the Facilities shall have occurred on or before the Expiration Date.

6. The Commitment Party shall have received (i) (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited condensed consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date and for the comparable period of the prior fiscal year; provided that filing of the required financial statements on form 10-K and form 10-Q by the Company will satisfy the foregoing requirements of this clause (i), (ii) (a) audited consolidated balance sheets and related statements of income, changes in equity (deficit) and cash flows of the Target and its subsidiaries, for the two most recently completed fiscal years, including, without limitation, for the fiscal year ended December 31, 2024 and (b) unaudited condensed consolidated balance sheets and related statements of income, changes in equity (deficit) and cash flows of the Target and its subsidiaries, for each subsequent fiscal quarter ended, in each case, at least 45 days before the Closing Date (provided, that such financial statements may be subject to year-end adjustments) and for the comparable period of the prior fiscal year and (iii) a pro forma consolidated balance sheet and related pro forma statement of income of the Company, prepared after giving pro forma effect to the Transactions as if the Transactions have occurred as of such date (in the case of the balance sheet), relating to the most recently completed fiscal year ended at least 90 days before the Closing Date and any subsequent interim period ended at least 45 days before the Closing Date, in each case, for which accompanying financial statements are required to be delivered pursuant to (i) and (ii) above, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting to the extent not customary in private placements for high-yield bonds pursuant to Rule 144A promulgated under the Securities Act; provided, that it is understood and agreed that the Lead Arranger has previously received audited consolidated balance sheets and related statements of operations and comprehensive income, cash flows and changes in equity of the Company and its subsidiaries for the years ended December 31, 2023 and 2022, and the unaudited condensed consolidated balance sheets and related statements of operations and comprehensive income, cash flows and changes in equity of Company and its subsidiaries for three and nine months ended September 30, 2024 and 2023.

7. Each of the Purchase Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provision.

8. Each of the Specified Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality), except to the extent expressly made as of an earlier date, in which case such Specified Representations shall have been true and correct in all material respects (or in all respects, if qualified by materiality) as of such earlier date; provided that to the extent that any Specified Representation made by or on behalf of the Target or any of its subsidiaries is qualified by or subject to a “material adverse effect” or similar term or qualification, the definition thereof will be the definition of “Material Adverse Effect” as defined in the Purchase Agreement.

9. All fees and expenses (for which an invoice has been presented at least three business days prior to the Closing Date) due to the Commitment Party and the Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings on the Closing Date under the Facilities.

10. All documents and instruments required to create and perfect the Administrative Agents’ security interest in the collateral shall have been executed and delivered by the Company and the Guarantors, and, if applicable, be in proper form for filing (or reasonably satisfactory arrangements shall have been mutually agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code in jurisdictions within the United States of America or (ii) in capital stock of the Borrowers, the Target and the Company’s U.S. subsidiaries (other than the capital stock of the Target and/or any subsidiary thereof that has not been made available to the Company at least two business days prior to the Closing Date, to the extent the Company has used commercially reasonable efforts to procure delivery thereof) that constitutes collateral with respect to which a lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed).

11. (a) The Administrative Agents and the Lead Arranger will have received at least three (3) business days prior to the Closing Date all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested in writing at least 10 business days prior to the Closing Date and (b) if any Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agents have provided the Company the name of each requesting Lender and its electronic delivery requirements at least 10 business days prior to the Closing Date, the Administrative Agents and each such Lender requesting a beneficial ownership certification (a “Beneficial Ownership Certification”) (which request is made through the Administrative Agents) will have received, at least three (3) business days prior to the Closing Date, the Beneficial Ownership Certification in relation to the applicable Borrower.

12. With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Lead Arranger (collectively, the “Investment Bank”) shall have been engaged to sell or place the Notes (with the Commitment Party acknowledging that the condition set forth in this clause (a) has been satisfied) and (b) (i) the Investment Bank shall have received a preliminary offering memorandum or preliminary private placement memorandum (an “Offering Document”) which shall be in customary form and suitable for “Rule 144A-for-life” offerings of non-convertible high yield debt securities, including, without limitation, all financial statements of the Company, as applicable, and its subsidiaries (including the Target), pro forma financial statements, business financial data and other information customary for private placements of non-convertible high yield debt securities pursuant to Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, may exclude financial information required by Rule 3-05, 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or 13-02 (or any successor provisions), segment reporting and disclosure (including as required by Regulation S-K Item 101(c) and FASB Accounting Standards Codification Topic 280), Item 302, Item 402, including any Compensation & Discussion Information, Item 403 and Item 404 and Item 601 of Regulation S-K (or any successor provisions), XBRL exhibits and information regarding executive compensation and related party disclosures related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, the effects of purchase accounting or any adjustments related thereto for any applicable transaction to the extent exclusion thereof would be reasonable in “Rule 144A-for-life” offerings of non-convertible high yield debt securities, climate-related disclosures related to SEC Release Nos. 33-11275 and 34-99678, including, without limitation, any information, reports or exhibits required by Article 14 of Regulation S-X or Item 1506 of Regulation S-K, and any other information customarily excluded in “Rule 144A-for-life” offerings of non-convertible high yield debt securities) or that would be necessary for the Investment Bank to receive customary “comfort” (including negative assurance comfort) from independent accountants in connection with the offering of the Securities and, in the case of annual financial statements, the auditor’s report thereon; provided, that, the conditions set forth in this clause (i) shall be deemed satisfied if such Offering Document excludes the “description of notes” and sections that would customarily be provided by the Investment Bank or its counsel (including industry information) but is otherwise complete; (ii) the Company shall have used commercially reasonable efforts, to the extent consistent with the Purchase Agreement, to arrange for delivery of drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of the Borrower and the Target and its subsidiaries would be prepared to deliver upon completion of customary procedures in connection with the offering of the Notes and (iii) the Investment Bank shall have been afforded a period (the “Marketing Period”) of at least 10 consecutive business days (or such shorter period as may be reasonably agreed by the Investment Bank) commencing on the date of delivery to the Investment Bank of the Offering Document (provided that (i) if such ten (10) consecutive Business Day period shall not have ended on or prior to August 15, 2025, then such ten (10) consecutive Business Day period shall not commence prior to September 2, 2025, (ii) if such ten (10) consecutive Business Day period shall not have ended on or prior to December 19, 2025, then such ten (10) consecutive Business Day period shall not commence prior to January 5, 2026, and (iii) each of April 18, 2025, May 26, 2025, June 19, 2025, July 4, 2025, October 13, 2025, November 11, 2025, November 27, 2025, November 28, 2025, January 19, 2026, February 16, 2026, April 3, 2026, May 25, 2026, June 19, 2026 and July 3, 2026 shall not constitute a Business Day for purposes of calculating such ten (10) consecutive Business Day period (with such date being excluded for purposes of, but which shall not reset, the ten (10) consecutive Business Day period).

The information required by conditions 6 and 12 of this Summary of Additional Conditions above shall be referred to as the “Required Facilities Information”. If at any time you shall in good faith believe that you have provided the Required Facilities Information, you may deliver to the Lead Arranger and their counsel a written notice (which may be delivered by email) to that effect (stating when you believe you completed such delivery), in which case the requirements in the foregoing conditions 6 and 12 of this Summary of Additional Conditions will be deemed to have been satisfied as of the date of the applicable notice, unless the Lead Arranger in good faith reasonably believe that you have not completed the delivery of the Required Facilities Information and, within two business days after the delivery of such notice by you, deliver a written notice to you to that effect (stating with specificity which Required Facilities Information you have not delivered).

ANNEX D-I

Form of Solvency Certificate

Date:   , 20[•]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer or Treasurer] of _____, a _____ _____ (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __ of the Credit Agreement, dated as of _________ ____, 20[ ], among _________ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

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For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As the [Chief Financial Officer or Treasurer] of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its [Chief Financial Officer or Treasurer] as of the date first written above.

[BORROWER]

By:
Name:
Title: [Chief Financial Officer or Treasurer]

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